Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios, Inc. 14:

We consent to the use of our reports date April 22, 2014, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

New York, New York

April 28, 2014